Exhibit 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Mega Group, Inc. on Form S-8 (Nos. 333-64317, 333-64319, 333-60214, and 333-105159) of our report dated July 17, 2006 with respect to the consolidated balance sheets of Mega Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for years then ended, which appear in the Annual Report on Form 10-KSB of Mega Group, Inc. for the year ended December 31, 2004.

/s/ Stegman & Company

Baltimore, Maryland
July 20, 2006